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                     December 13, 2023

       Mark Jones Jr.
       Chief Financial Officer
       Goosehead Insurance, Inc.
       1500 Solana Blvd.
       Building 4, Suite 4500
       Westlake, TX 76262

                                                        Re: Goosehead
Insurance, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-38466

       Dear Mark Jones Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance